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                                                                     Exhibit 5.1

                   [Letterhead of Kirkpatrick & Lockhart LLP]

July 10, 2002

Skechers U.S.A., Inc.
228 Manhattan Beach Blvd.
Manhattan Beach, CA 90266

        Re: Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Skechers U.S.A., Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $90,000,000 aggregate principal amount of 4.50% Convertible Subordinated Notes due April 15, 2007 (the "Notes") and such indeterminate number of shares of the Company's Class A common stock, par value $0.001 per share as may be required for issuance upon conversion of the Notes (the "Shares"). The Notes and the Shares are to be offered and sold by certain security holders of the Company. In this regard we have participated in the preparation and filing with the Securities and Exchange Commission (the "SEC") of a Registration Statement on Form S-3 relating to the Notes and the Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the "Registration Statement").

        This opinion is delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

        For the purpose of this opinion, we have examined such matters of law and originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary.

        Based on the foregoing and on all other instruments, documents and matters examined for the rendering of this opinion, we are of the opinion that the Notes are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. We are of the further opinion that the Shares have been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the Notes and the Indenture dated as of April 9, 2002, by and between the Company and Wells Fargo Bank, N.A., as trustee, the Shares will be validly issued, fully paid and non-assessable.

        We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than the substantive laws of the States of Delaware and New York. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.


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        We consent to the use of our name under the caption "Legal Matters" in the Prospectus, constituting part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.

        By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.


                                            Sincerely,


                                            /s/ KIRKPATRICK & LOCKHART LLP